UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 10, 2015

DDR Corp.

(Exact Name of Registrant as Specified in Charter)

Ohio	1-11690	31-1723097
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 755-5500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2015, the Board of Directors of DDR Corp. (the “Company”) elected David J. Oakes, age 36, as Chief Executive Officer and a Director of the Company, effective immediately. Mr. Oakes will continue to serve as President and Chief Financial Officer of the Company, which positions he has held since January 1, 2013. Mr. Oakes also served as Senior Executive Vice President and Chief Financial Officer of the Company from February 2010 to December 2012, and as Senior Executive Vice President of Finance and Chief Investment Officer of the Company from December 2008 to February 2010.

During his years of service to the Company, Mr. Oakes has gained a comprehensive knowledge of the critical internal and external opportunities and challenges facing the Company and the real estate industry as a whole. His prior experience as a member of the Company’s senior management, and his role as Chief Executive Officer, make him an invaluable member of the Company’s Board of Directors.

In connection with Mr. Oakes’ election, Mr. Oakes’ annual base salary was increased to $600,000 and Mr. Oakes was granted approximately $500,000 of restricted shares at the closing price of the Company’s common shares on the New York Stock Exchange on the date of his election. The restricted shares will vest on April 1, 2015. The other terms and conditions of Mr. Oakes’ employment agreement are unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDR CORP.

By:	/s/ David E. Weiss
	Name:	David E. Weiss
	Title:	Executive Vice President, General Counsel and Secretary

Date: February 13, 2015